1. Name and Address of Reporting Person
   Shockley, William M.
   7 Crimson Leaf Drive
   Newtown, PA 18940
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   9/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       09/05/2001 M             1000        A      $19.7500   14892            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $14.2188                                             02/06/2005 Common                      10000    D
Stock Options                                                                  Stock
Non Qualified  $27                                                  01/31/2006 Common                      2110     D
Stock Options                                                                  Stock
Non Qualified  $32.9375                                             02/09/2010 Common                      4800     D
Stock Options                                                                  Stock
Non Qualified  $33.9063                                             02/09/2007 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $36.125                                              10/11/2009 Common                      10185    D
Stock Options                                                                  Stock
Non Qualified  $41.0938                                             02/01/2008 Common                      4000     D
Stock Options                                                                  Stock
Non Qualified  $42.4063                                             04/26/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $43                                                  02/08/2009 Common                      600      D
Stock Options                                                                  Stock
Non Qualified  $51.1                                                02/14/2011 Common                      6861     D
Stock Options                                                                  Stock
Incentive      $19.75   09/05/2001 M               1000  07/25/1996 07/24/2005 Common  1000     $19.7500   9000     D
Stock Options                                                                  Stock
Incentive      $27                                                  01/31/2006 Common                      3890     D
Stock Options                                                                  Stock
Incentive      $32.9375                                             02/09/2010 Common                      1200     D
Stock Options                                                                  Stock
Incentive      $36.125                                              10/11/2009 Common                      4815     D
Stock Options                                                                  Stock
Incentive      $42.4063                                             04/26/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $43                                                  02/08/2009 Common                      2400     D
Stock Options                                                                  Stock
Incentive      $51.1                                                02/14/2011 Common                      3139     D
Stock Options                                                                  Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ William M. Shockley

DATE
10/05/2001